UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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ENTRUST, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Entrust, Inc.

One Hanover Park, 16633 Dallas Parkway, Suite 800, Addison, Texas 75001

March 26, 2004

Dear Stockholder,

You are invited to attend the 2004 Annual Meeting to be held on Friday, May 7, 2004 at 10:00 a.m., local time, at the Hotel Inter-Continental Dallas, 15201 Dallas Parkway, Addison, Texas 75001.

The annual meeting will begin with discussion and voting on the matters set forth in the accompanying notice of annual meeting and proxy statement and discussion on other business matters properly brought before the meeting. Following the meeting I will be available to answer any questions about our operations.

Whether or not you plan to attend, you can be sure your shares are represented at the meeting by promptly voting and submitting your proxy by completing, signing, dating and returning your proxy form in the enclosed envelope.

Cordially,

F. William Conner

President, Chief Executive Officer and Chairman of the Board

ENTRUST, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 7, 2004

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Entrust, Inc., a Maryland corporation (the “Company”), will be held on Friday, May 7, 2004 at 10:00 a.m., local time, at the Hotel Inter-Continental Dallas, 15201 Dallas Parkway, Addison, Texas 75001 (the “Meeting”) for the purpose of considering and voting upon the following matters:

1.	To elect two Class III directors for the ensuing three years;

2.	To ratify the appointment of Ernst & Young LLP (“E&Y”) as the Company’s independent public accountants for the year ending December 31, 2004; and

3.	To transact such other business, if any, as may properly come before the Meeting or any adjournment thereof.

The Board of Directors has no knowledge of any other business to be transacted at the Meeting.

Holders of record of the Company’s Common Stock at the close of business on March 12, 2004 are entitled to notice of and to vote at the Meeting and at any adjournments thereof. A list of the Company’s stockholders is open for examination to any stockholder at the principal executive offices of the Company, One Hanover Park, Suite 800, 16633 Dallas Parkway, Addison, Texas 75001 and will be available at the Meeting.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, which contains consolidated financial statements and other information of interest to stockholders, accompanies this Notice and the enclosed Proxy Statement.

By Order of the Board of Directors,

James D. Kendry, Secretary

March 26, 2004

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

ENTRUST, INC.

One Hanover Park, Suite 800

16633 Dallas Parkway

Addison, Texas 75001

PROXY STATEMENT

For the Annual Meeting of Stockholders

To Be Held on May 7, 2004

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Entrust, Inc., a Maryland corporation (the “Company”), of proxies for use at the Annual Meeting of Stockholders to be held on Friday, May 7, 2004 at 10:00 a.m., local time, at the Hotel Inter-Continental Dallas, 15201 Dallas Parkway, Addison, Texas 75001 and at any adjournments thereof (the “Meeting”).

All proxies will be voted in accordance with the instructions of the stockholder. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of a written revocation to the Secretary of the Company. Attendance at the Meeting will not itself be deemed to revoke a proxy unless the stockholder gives affirmative notice at the Meeting that the stockholder intends to revoke the proxy and vote in person.

The Board of Directors has fixed March 12, 2004 as the record date (the “Record Date”) for determining holders of the Company’s Common Stock, $.01 par value per share (the “Common Stock”), who are entitled to vote at the Meeting. At the close of business on the Record Date, there were outstanding and entitled to vote an aggregate of 63,550,248 shares of Common Stock. Each share entitles the record holder to one vote on each of the matters to be voted upon at the Meeting.

The Notice of Meeting, this Proxy Statement, the enclosed Proxy Card and the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 are first being sent or given to stockholders on or about March 26, 2004. The Company will, upon written request of any stockholder and the payment of an appropriate processing fee, furnish copies of the exhibits to its Annual Report on Form 10-K. Please address all such requests to the Company, Attention of David Rockvam, Director, Investor Relations, Entrust, Inc., One Hanover Park, Suite 800, 16633 Dallas Parkway, Addison, Texas 75001.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information, as of February 10, 2004, with respect to the beneficial ownership of shares of Common Stock by:

•	each person known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock;

•	the directors and nominees for directors of the Company;

•	the Named Executive Officers; and

•	all executive officers, directors and nominees for directors of the Company as a group.

For purposes of this disclosure, the Named Executive Officers consist of:

•	the individual who served as the Company’s Chief Executive Officer during 2003 (the “CEO”); and

•	the four most highly compensated individuals (other than the CEO) who were serving as executive officers on December 31, 2003.

	Amount and Nature of Beneficial Ownership(1)
Name and Address of Beneficial Owner	Number of Shares		Percent of Class (%)
5% Stockholders

Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403	5,700,999	(2)	9.0

Directors and Nominees
F. William Conner	2,544,004	(3)	4.0
Butler C. Derrick, Jr.	45,552	(4)	*
Anthony E. Hwang	4,000	(5)	*
Jerry C. Jones	4,000	(6)	*
Terrell B. Jones	54,470	(7)	*
Michael P. Ressner	46,220	(8)	*
Douglas Schloss	566,499	(9)	*
Liener Temerlin	29,944	(10)	*
Edward O. Vetter	18,833	(11)	*

Other Named Executive Officers
Hans Downer	205,891	(12)	*
Edward J. Pillman	351,527	(13)	*
Kevin Sullivan	19,687	(14)	*
David Wagner	149,138	(15)	*

Executive officers, directors and nominees for directors, as a group (14 persons)	4,139,722	(16)	6.5

*	Less than 1%.
(1)	The number of shares beneficially owned by each director, nominee for director, executive officer and stockholder is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after February 10, 2004 through the exercise of any stock option or other right (“Presently Exercisable Options”). The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.

(2)

These shares are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries (the “Adviser Subsidiaries”) of Franklin Resources, Inc. (“FRI”). Pursuant to advisory contracts, the Adviser Subsidiaries have all investment and/or voting power over the securities owned by their advisory clients. Franklin Advisers, Inc., an Adviser Subsidiary, has sole voting power and sole dispositive power with respect to 4,210,100 shares. Franklin Private Client Group, Inc., an Adviser Subsidiary, has sole voting power and sole dispositive power with respect to 1,490,899 shares. Franklin Private Client Group, Inc. (FPCG) and Templeton Private Client Group, a division of Templeton/Franklin Investment Services, Inc. (TPCG), may hold some or all of such shares under various “wrap fee” investment management arrangements. Under these arrangements, the underlying clients may, from time to time, either retain, delegate to FPCG or TPCG entirely, or delegate on a client-by-client basis, the power to vote the shares beneficially held by FPCG or TPCG. Charles B. Johnson and Rupert H. Johnson, Jr. (the “Principal Shareholders”) each own in excess of 10% of the outstanding common stock of FRI and, as a result, may be deemed to beneficially own securities held by persons and entities advised by FRI subsidiaries. FRI, the Principal Shareholders and each of the

Adviser Subsidiaries disclaim any economic interest or beneficial ownership in any of the foregoing shares. This information is derived solely from a Schedule 13G filed by FRI, the Principal Shareholders and Franklin Advisers, Inc. with the Securities and Exchange Commission on February 9, 2004.

(3)	Includes 2,437,004 shares which may be acquired pursuant to Presently Exercisable Options.

(4)	Includes 44,052 shares which may be acquired pursuant to Presently Exercisable Options.

(5)	Includes 2,000 shares of common stock which were issued with restrictions that will expire on 8/4/2004.

(6)	Includes 2,000 shares of common stock which were issued with restrictions that will expire on 8/4/2004.

(7)	Includes 52,720 shares which may be acquired pursuant to Presently Exercisable Options.

(8)	Includes 44,720 shares which may be acquired pursuant to Presently Exercisable Options.

(9)	Includes 21,999 shares which may be acquired pursuant to Presently Exercisable Options. These shares are held of record by Marcus Schloss & Co., Inc., a registered broker-dealer, of which Mr. Schloss is the Chief Executive Officer. Mr. Schloss shares voting and investment power with respect to those shares with certain other shareholders of Marcus Schloss & Co., Inc. Mr. Schloss also beneficially owns 1,500 shares directly. In addition, 6,000 shares are held in trust for the benefit of Mr. Schloss’ daughters with his wife as trustee. Mr. Schloss disclaims beneficial ownership of these 6,000 shares held in trust except to the extent of his pecuniary interest therein.

(10)	Includes 28,444 shares which may be acquired pursuant to Presently Exercisable Options.

(11)	Includes 15,333 shares which may be acquired pursuant to Presently Exercisable Options.

(12)	Includes 204,891 shares which may be acquired pursuant to Presently Exercisable Options.

(13)	Consists of 351,527 shares which may be acquired pursuant to Presently Exercisable Options.

(14)	Consists of 19,687 shares which may be acquired pursuant to Presently Exercisable Options.

(15)	Includes 118,765 shares which may be acquired pursuant to Presently Exercisable Options.

(16)	Includes 3,438,286 shares which may be acquired pursuant to Presently Exercisable Options.

Votes Required

The holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Meeting shall constitute a quorum for the transaction of business at the Meeting. Shares present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the Meeting.

The affirmative vote of the holders of a plurality of the votes cast by the stockholders entitled to vote at the Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares present or represented by proxy at the Meeting and voting on the matter is required to ratify the appointment of E&Y as the Company’s independent public accountants for the year ending December 31, 2004.

Shares which abstain from voting as to a particular matter, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and “broker non-votes” will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast or shares voting on a matter.

PROPOSAL 1—ELECTION OF DIRECTORS

Directors and Nominees for Directors

The Company has a classified Board of Directors currently consisting of three Class I directors, three Class II directors and three Class III directors. Mr. Terrell B. Jones, a Class III director of the Company, will resign from the Board of Directors effective immediately prior to the 2004 annual meeting. The Class III, Class I and Class II directors will serve until the annual meeting of stockholders to be held in 2004, 2005 and 2006, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

The persons named in the enclosed proxy will vote to elect, as Class III directors, Michael P. Ressner and Edward O. Vetter, both of whom currently serve on the Company’s Board of Directors, unless the proxy is marked otherwise. Each Class III director will be elected to hold office until the 2007 annual meeting of stockholders and until his successor is elected and qualified. Each of the nominees has indicated his willingness to serve, if elected; however, if either nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee. The Board of Directors has no reason to believe that any nominee will be unable to serve if elected. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board of Directors may nominate.

For each member of the Board of Directors whose term of office as a director continues after the Meeting, including those who are nominees for election as Class III directors, there follows information given by each concerning his principal occupation and business experience for at least the past five years, the names of other publicly held companies of which he serves as a director and his age and length of service as a director of the Company. There are no family relationships among any of the directors, nominees for directors and executive officers of the Company. The Company encourages directors to attend the annual meetings of stockholders if convenient to such directors. Two of our directors who were serving at the time attended last year’s annual meeting of stockholders held on May 2, 2003.

Nominees for Directors With Terms Expiring in 2007 (Class III Directors)

Michael P. Ressner, age 55, has been a director of the Company since May 1999. Since January 2003, he has been an Adjunct Professor of Applied Financial Management at North Carolina State University. From January 2001 to December 2002, Mr. Ressner served as Vice President, Nortel Networks. Prior to that time, he served as Vice President of Finance of Nortel Networks’ Enterprise Solutions group from February 1999 to January 2001. From May 1994 to January 1999, Mr. Ressner served as Vice President of Finance for the Carrier Solutions business unit of Nortel Networks. Prior to these assignments, he held a number of senior finance management posts within various business units of Nortel Networks. Mr. Ressner currently serves on the Board of Directors of Magellan Health Services, Proxim Corporation, Riverstone Networks and Arsenal Digital Solutions.

Edward O. Vetter, age 83, has served on the Board of Directors of the Company since October 2002. Mr. Vetter has served as President of Edward O. Vetter & Associates, a private management consulting firm, since 1978 and is a life Trustee for the Massachusetts Institute of Technology. He was Chairman of the Texas Department of Commerce from 1987 to 1991, Energy Advisor to the Governor of Texas from 1979 to 1983, and U.S. Undersecretary of Commerce from 1976 to 1977. Beginning in 1952, Mr. Vetter was employed by Texas Instruments, Inc. in various capacities and was the Executive Vice President and Chief Financial Officer at the time of his retirement in 1975. He currently serves on the Board of Directors of American Achievement Corporation.

Directors’ Recommendation:

The Board of Directors unanimously recommends a vote FOR the election of Messrs. Ressner and Vetter to the Board of Directors.

Directors Whose Terms Expire in 2006 (Class II Directors)

F. William Conner, age 44, has served as the Company’s President and Chief Executive Officer since April 2001 and as Chairman of the Board since January 2002. He has been on the Board of Directors of the Company since July 1997 and was Chairman of the Board from October 1998 to May 2000. From November 1999 to April 2001, Mr. Conner served as President, Enterprise Networks and eBusiness Solutions of Nortel Networks, a global Internet and communications company, where he led the turnaround of the Enterprise business while redefining and delivering e-business applications. From September 1998 to October 1999, he served as the first Chief Marketing Officer of Nortel Networks, leading the effort to reposition the company as a global leader in building the high-performance Internet and was recognized as “Marketer of the Year” in High Tech. From 1992 to September 1998, Mr. Conner held a number of key executive leadership positions at Nortel Networks, including President of its first data business, Executive Vice President of Nortel Networks’ Enterprise Networks Business and a variety of other key leadership positions in sales and marketing. Most recently, Mr. Conner co-chairs the Department of Homeland Security Corporate Governance Task Force, which held its first meeting at the National Cyber Summit in December 2003. In 2003, Mr. Conner received the Corporate CEO Award as part of the annual Tech Titans Award program.

Douglas Schloss, age 45, has served on the Board of Directors of the Company since July 2001. Since January 1994, he has been the President and Chief Executive Officer of Rexford Management, Inc., a firm that manages an investment partnership specializing in transaction arbitrage. He has also served as Chief Executive Officer and Chairman of Marcus Schloss & Co., Inc., a registered broker-dealer and formerly a New York Stock Exchange specialist firm, since March 1993. Prior to these positions, Mr. Schloss managed the equity trading desk and arbitrage investment portfolio of Marcus Schloss & Co.

Anthony E. Hwang, age 55, has served on the Board of Directors of the Company since August 2003. Since 1992, he has been Chief Operating Officer of the A&E Group, an Asia-based multi-activity business group. Prior to joining A&E, Dr. Hwang obtained extensive experience in research and development and held various management positions in his 12-year career at Bell Laboratories and at AT&T. Dr. Hwang has been an advisor to Wytec management since 1997 and was elected to Wytec’s Board of Directors in April 2001. Dr. Hwang earned a Doctorate in Theoretical Physics at the University of Texas.

Directors Whose Terms Expire in 2005 (Class I Directors)

Butler C. Derrick, Jr., age 67, has been a director of the Company since May 1999. Since February 2004 Mr. Derrick is the managing partner of Nelson, Mullins, Riley and Scarborough LLP. From August 1998 to February 2004, Mr. Derrick was a Partner at the law firm of Powell, Goldstein, Frazer & Murphy LLP, Washington, D.C. From January 1995 to July 1998, Mr. Derrick was a Partner at the law firm of Williams & Jensen, Washington, D.C. Mr. Derrick served in Congress as a United States Representative from South Carolina from January 1975 to January 1995. While in Congress, Mr. Derrick held numerous posts, including Deputy Majority Whip and Vice Chairman of the House Rules Committee.

Liener Temerlin, age 75, has served on the Board of Directors of the Company since January 2002. Since January 2002, he has been President of Temerlin Consulting, an advertising/public relations consulting firm. Since December 2001, he has also served as Chairman Emeritus of, and a consultant to, Temerlin McLain, an advertising agency and wholly owned subsidiary of the Interpublic Group, an international advertising, marketing and communications company. From 1953 to November 2001, Mr. Temerlin was Chairman of the Board of Temerlin McLain.

Jerry C. Jones, age 48, has served on the Entrust Board of Directors since December 2003. He serves as Acxiom Corporation’s Business Development and Legal Leader. At Acxiom, he is responsible for the Legal Team, leads the strategy and execution of mergers and alliances, and assists in other strategic initiatives. Mr. Jones came to Acxiom in March 1999 from the Rose Law Firm in Little Rock, Arkansas, where for 19 years he specialized in problem solving and business litigation. He is a 1980 graduate of the University of Arkansas School of Law and holds a bachelor’s degree in public administration from the University of Arkansas.

For information relating to shares of Common Stock owned by each of the directors and nominees for directors, see “Security Ownership of Certain Beneficial Owners and Management” above.

Board and Committee Meetings

The Board of Directors of the Company met seven times (including by telephone conference) during 2003. Each of our incumbent directors attended at least 75% of the meetings of the Board of Directors and of the committees on which they served during 2003, in each case, which were held during the period for which he was a director.

The Board of Directors has four standing committees: Compensation Committee, Audit Committee, Nominations and Corporate Governance Committee and Executive Committee. The Board of Directors has determined, upon the recommendation of the Nominations and Corporate Governance Committee, that the members of our Board of Directors, other than Messrs. Conner and Hwang, are “independent” within the meaning of the rules of the NASDAQ Stock Market (“NASDAQ”). Moreover, the Board of Directors has determined, upon the recommendation of the Nominations and Corporate Governance Committee, that each member of the Audit Committee of our Board of Directors is also “independent” within the meaning of the rules of the U.S. Securities and Exchange Commission (the “SEC”). Each of the Company’s Compensation, Audit and Nominations and Corporate Governance Committees is comprised of independent directors.

The charters for the Company’s Compensation, Audit and Nominations and Corporate Governance Committees, together with the Company’s Code of Business Conduct, Policy Regarding Selection of Directors and Policy Regarding Communications with the Board, are available on the investor relations section of the Company’s website at http://www.entrust.com. The Board of Directors regularly reviews corporate governance developments and modifies these policies and charters as warranted. Any modifications are reflected on the Company’s website at the address indicated above.

The Compensation Committee has the authority and responsibility to establish the compensation of, and compensation policies applicable to, the Company’s executive officers and administers and grants stock options and other stock-based awards pursuant to the Company’s stock plans. The Compensation Committee held four meetings during 2003. The current members of the Compensation Committee are Messrs. T. Jones (Chair), J. Jones and Schloss.

The Audit Committee members are currently Messrs. Schloss (Chair), Ressner and Vetter. The Audit Committee held fourteen meetings during 2003. The primary functions of the Audit Committee include:

•	selecting the Company’s independent auditor;

•	reviewing the independence of the independent auditor;

•	reviewing the annual audit plan of the independent auditor, the results of the independent audit, and the report and recommendations of the independent auditor;

•	evaluating the adequacy of the Company’s internal financial and accounting processes and controls; and

•	reviewing with management and the independent auditor the annual and interim financial statements of the Company.

The Board of Directors has determined that Mr. Vetter is an “audit committee financial expert” within the meaning of the rules of the SEC.

The Nominations and Corporate Governance Committee currently consists of Messrs. Derrick (Chair) and Temerlin. The Nominations and Corporate Governance Committee held four meetings during 2003. The primary duties of the Nominations and Corporate Governance Committee include:

•	making recommendations to the Board of Directors and stockholders of the Company regarding recruitment of new directors, re-election of incumbent directors and tenure and retirement policies for directors;

•	studying and reviewing with management the effectiveness of the organization and conduct of business of the Board of Directors and making recommendations to the Board of Directors with respect thereto; and

•	reviewing compensation of directors and making recommendations to the Board of Directors with respect thereto.

The Nominations and Corporate Governance Committee and the Board of Directors have adopted a Policy Regarding Selection of Directors. In identifying and recommending to the Board of Directors qualified candidates for Board membership, the Nominations and Corporate Governance Committee focuses primarily on the following criteria: judgment, character, expertise, skills and knowledge useful to the oversight of the Company’s business; diversity of viewpoints, backgrounds, experiences, and other demographics; business or other relevant experience; and the extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other Board members will build a Board that is effective, collegial and responsive to the needs of the Company. The Nominations and Corporate Governance Committee does not set specific, minimum qualifications that candidates must meet in order for the Nominations and Corporate Governance Committee to recommend them to the Board of Directors, but rather believes that each candidate should be evaluated based on his or her individual merits. The Nominations and Corporate Governance Committee gives appropriate consideration to candidates for Board membership nominated by stockholders in accordance with the Company’s by-laws, and shall evaluate such candidates in the same manner as other candidates identified to the Nominations and Corporate Governance Committee. The Nominations and Corporate Governance Committee may use outside consultants to assist in identifying candidates.

Stockholders wishing to propose director candidates for consideration by the Company may do so by writing to the Secretary of the Company and providing information specified in the Company’s by-laws, including the candidate’s name, address and principal occupation. The Company’s by-laws set forth further requirements for stockholders wishing to nominate director candidates for consideration by stockholders including, among other things, that a stockholder must give written notice of an intent to make such a nomination complying with the bylaws of the Company to the Secretary of the Company not less than 60 days nor more than 90 days prior to the stockholders’ meeting; provided that, in the event less than 70 days’ notice or prior disclosure of the date of the meeting is given or made, the Company must receive notice from the stockholder not later than the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first.

The Board of Directors has also adopted a Policy Regarding Communications with the Board. Stockholders of the Company and others who have concerns about the conduct of the Company or any of its people, including with respect to the Company’s accounting controls or auditing matters, may be communicated, in a confidential or anonymous manner, to Jay Kendry, Vice President and Chief Governance Officer of the Company. Mr. Kendry will communicate concerns regarding accounting, internal controls and other auditing issues to the chairperson of the Audit Committee. Mr. Kendry will communicate other concerns, depending on the nature of the matter, to the chairperson of the Nominations and Corporate Governance Committee. If it is unclear whether a communication involves accounting, internal accounting control or other auditing issues or if it involves both accounting, internal accounting controls or other auditing issues and other matters, Mr. Kendry will direct such communication to the chairperson of the Audit Committee, with a note to that effect. Mr. Kendry may be contacted at Entrust, Inc., 16633 Dallas Parkway, Suite 800, Addison, TX 75001 or via email at jay.kendry@entrust.com.

The Executive Committee currently consists of Messrs. Conner (Chair), Derrick, T. Jones and Schloss. The Executive Committee held one meeting during 2003. The Executive Committee comprises the Chairman of the Board and the chairs of the other committees of the Board of Directors and provides assistance to the Board of Directors in fulfilling its responsibility to the Company and its stockholders, particularly with respect to matters requiring immediate attention. The Executive Committee has the authority to exercise all the powers of the Board of Directors, except as prohibited by law or the Company’s charter or by-laws and except for the power to fill vacancies on the Board of Directors.

Non-Employee Director Compensation

As of December 31, 2003 non-employee directors receive a quarterly retainer fee of $3,125, a $2,500 cash fee for each regularly scheduled Board meeting attended (including all committee meetings attended in conjunction with such Board meeting) and $800 for each meeting, if any, attended during the intervening periods and having a duration of at least one hour, and are reimbursed for expenses incurred in connection with their attendance at such meetings. The following table sets forth the compensation paid or payable to non-employee directors for their service on the Board and its committees, as applicable, during the year ended December 31, 2003:

Non-Employee Director	Compensation ($)
Wesley K. Clark	$13,300	(1)
Butler C. Derrick, Jr.	16,425
Anthony E. Hwang	10,625
Jerry C. Jones	5,625
Terrell B. Jones	18,925
Michael P. Ressner	27,025
Douglas Schloss	27,025
Liener Temerlin	18,925
Edward O. Vetter	27,025

(1)	Includes $5,000 in director fees from CygnaCom Solutions, Inc., a wholly owned subsidiary of the Company. General Clark resigned from the Board of Directors on October 8, 2003.

Non-employee directors are eligible to receive stock options under the Amended and Restated 1996 Stock Incentive Plan, as amended (the “1996 Plan”). The following table sets forth certain information with respect to options granted to non-employee directors during the year ended December 31, 2003. Each option cumulatively vests as to one-third of the shares on the first anniversary of the grant date, and the remainder vests pro rata over the next two years on the monthly anniversary of the grant date. The exercise price is the closing sale price of the Common Stock on the NASDAQ National Market on the date of grant.

Options Granted to Non-Employee Directors

Director	Grant Date	Number of Shares Underlying Options (#)	Exercise Price ($)
Wesley K. Clark	5/2/2003	12,000	$2.77
Butler C. Derrick, Jr.	5/2/2003	14,500	$2.77
Anthony E. Hwang	8/4/2003	24,000	$3.29
Jerry C. Jones	12/5/2003	24,000	$4.16
Terrell B. Jones	5/2/2003	14,500	$2.77
Michael P. Ressner	5/2/2003	14,500	$2.77
Douglas Schloss	5/2/2003	17,000	$2.77
Liener Temerlin	5/2/2003	12,000	$2.77
Edward O. Vetter	5/2/2003	14,500	$2.77

The Company issued to each of Messrs. Derrick, T. Jones, Ressner, Schloss, Temerlin, Vetter and General Clark, 1,500 shares of Common Stock effective on 8/1/2003, half of which were issued with restrictions that will expire on 8/1/2004. In consideration for his service on the Board of Directors, the Company issued to General Clark 3,300 shares of Common Stock, effective immediately prior to his resignation from the Board of Directors in October 2003. In consideration for their appointment to the Board of Directors, the Company issued to Messrs. J. Jones and Hwang 4,000 shares of Common Stock, effective 12/05/2003 and 8/4/2003, half of which were issued with restrictions that will expire one year after such effective date.

Compensation of Executive Officers

Summary Compensation

The following table sets forth certain information with respect to the compensation of each of the Named Executive Officers for the years ended December 31, 2001, 2002 and 2003. Please see “Employment, Non-Competition, Retention and Separation Agreements” below for a description of the various employment and severance arrangements with the Named Executive Officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Annual Compensation				Long-Term Compensation Awards			All Other Compensation ($)
		Salary ($)		Bonus ($)		Restricted Stock Awards ($)	Securities Underlying Options(#)(1)
F. William Conner President and Chief Executive Officer	2003 2002 2001	500,000 500,000 346,154		500,000 500,000 1,500,000	(2) (2) (2)	— — —	500,000 250,000 4,000,000		10,914 6,490 520	(3) (4)

Edward J. Pillman(5)	2003	275,000		—		—	80,000		2,313	(6)
Senior Vice President, Global Portfolio and Services	2002 2001	275,000 132,692		130,000 105,000	(7) (9)	— —	— 500,000		2,471 1,919	(8)

Kevin Sullivan(10) Senior Vice President, U.S. Sales	2003 2002	293,904 192,596	(11)	— —		— —	100,000 45,000		13,701 12,244	(12) (13)

David Wagner(14)	2003	207,058		—		—	80,000		4,181	(15)
Senior Vice President and Chief Financial Officer	2002 2001	180,000 176,218		— 18,500		— —	127,700 52,700	(16)	4,006 5,527	(17) (18)

Hans Downer(19) Senior Vice President, Global Professional Services and Canadian Sales	2003 2002 2001	234,651 220,000 202,500		— — 40,500		— — —	65,000 80,000 50,000	(21)	6,619 6,081 7,932	(20) (22) (23)

(1)	Represents the number of shares covered by options to purchase shares of Common Stock granted during the respective year. The Company has never granted any stock appreciation rights.

(2)	Represents a signing bonus, payable over time, that was paid to Mr. Conner pursuant to his employment agreement. See “Employment, Non-Competition, Retention and Separation Agreements—Mr. Conner.”

(3)	Represents the Company’s contribution under its 401(k) Savings Plan in the amount of $6,000, payment by the Company with respect to term life insurance for the benefit of Mr. Conner in the amount of $990, and payment by the Company with respect to Mr. Conner’s W2/W3 tax preparation in the amount of $3,924.

(4)	Represents the Company’s contribution under its 401(k) Savings Plan in the amount of $5,500 and payment by the Company with respect to term life insurance for the benefit of Mr. Conner in the amount of $990.

(5)	Mr. Pillman joined the Company in June 2001 as an executive officer.

(6)	Represents the Company’s contribution under its 401(k) Savings Plan in the amount of $1,587 and payment by the Company with respect to term life insurance for the benefit of Mr. Pillman in the amount of $726.

(7)	Includes a retention bonus in the amount of $105,000 paid to Mr. Pillman pursuant to his employment letter agreement. See “Employment, Non-Competition, Retention and Separation Agreements—Mr. Pillman.”

(8)	Represents the Company’s contribution under its 401(k) Savings Plan in the amount of $1,481 and payment by the Company with respect to term life insurance for the benefit of Mr. Pillman in the amount of $990.

(9)	Represents a signing bonus paid to Mr. Pillman pursuant to his employment agreement. See “Employment, Non-Competition, Retention and Separation Agreements—Mr. Pillman.”

(10)	Mr. Sullivan joined the Company in January 2002 and became an executive officer in April 2003.

(11)	Includes sales commissions and sales bonus in the aggregate amount of $ 104,096.

(12)	Represents the Company’s contributions under its 401(k) Savings Plan in the amount of $6,000, payment by the Company with respect to term life insurance for the benefit of Mr. Sullivan in the amount of $ 501, and a car allowance payment by the Company in the amount of $7,200.

(13)	Represents the Company’s contributions under its 401(k) Savings Plan in the amount of $4,536, payment by the Company with respect to term life insurance for the benefit of Mr. Sullivan in the amount of $ 508, and a car allowance payment by the Company in the amount of $7,200.

(14)	Mr. Wagner became Senior Vice President and Chief Financial Officer in April 2003.

(15)	Represents the Company’s contributions under its 401(k) Savings Plan in the amount of $3,634 and payment by the Company with respect to term life insurance for the benefit of Mr. Wagner in the amount of $547.

(16)	Includes options to purchase 87,700 shares of Common Stock granted to Mr. Wagner in exchange for options to purchase 112,700 shares of Common Stock surrendered by Mr. Wagner pursuant to the Company’s voluntary stock option exchange program.

(17)	Represents the Company’s contributions under its 401(k) Savings Plan in the amount of $3,531 and payment by the Company with respect to term life insurance for the benefit of Mr. Wagner in the amount of $475.

(18)	Represents payment by the Company with respect to term life insurance for the benefit of Mr. Wagner in the amount of $527 and a $5,000 payment to Mr. Wagner for relocation expenses.

(19)	Mr. Downer became an executive officer in April 2003.

(20)	Represents the Company’s contributions under its 401(k) Savings Plan in the amount of $6,000 and payment by the Company with respect to term life insurance for the benefit of Mr. Downer in the amount of $ 619.

(21)	Includes options to purchase 50,000 shares of Common Stock granted to Mr. Downer in exchange for options to purchase 93,304 shares of Common Stock surrendered by Mr. Downer pursuant to the Company’s voluntary stock option exchange program.

(22)	Represents the Company’s contributions under its 401(k) Savings Plan in the amount of $5,500 and payment by the Company with respect to term life insurance for the benefit of Mr. Downer in the amount of $ 581.

(23)	Represents the Company’s contributions under its 401(k) Savings Plan in the amount of $7,290 and payment by the Company with respect to term life insurance for the benefit of Mr. Downer in the amount of $ 642.

Option Grants

The following table sets forth certain information concerning grants of stock options made during the year ended December 31, 2003 to each of the Named Executive Officers. The Company granted no stock appreciation rights during the year ended December 31, 2003.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (4)
Name	Number of Securities Underlying Options Granted(#)(1)	Percent of Total Options Granted to Employees in Fiscal Year (%)	Exercise Price Per Share ($)(2)	Expiration Date(3)	5% ($)	10% ($)
F. William Conner	500,000	16.3%	3.20	8/1/2013	1,006,231	2,549,988
Edward J. Pillman	80,000	2.6%	3.20	8/1/2013	160,997	407,998
Kevin Sullivan	100,000	3.3%	3.20	8/1/2013	201,246	509,998
David Wagner	80,000	2.6%	3.20	8/1/2013	160,997	407,998
Hans Downer	65,000	2.1%	3.20	8/1/2013	130,810	331,498

(1)	Each option cumulatively vests as to one-quarter of the total shares on the first anniversary of the grant date, and as to an additional 1/36th of the remaining number of shares on that day of the month for each of the next 36 months thereafter.

(2)	All options were granted at fair market value as determined by the Board of Directors of the Company on the date of the grant.

(3)	All options were granted ten years prior to the expiration date.

(4)	Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compound rates of appreciation (5% and 10%) on the market value of the Common Stock on the date of option grant over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company’s estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the option holder.

Aggregated Fiscal Year-End Option Values

The following table summarizes certain information regarding the number and value of unexercised stock options held as of December 31, 2003 by each of the Named Executive Officers. No options or stock appreciation rights were exercised during fiscal 2003 by any of the Named Executive Officers, and no stock appreciation rights were outstanding at year end.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

Name	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)	Value of Unexercised In-The-Money Options at Fiscal Year- End ($)
			Exercisable/ Unexercisable(1)	Exercisable/ Unexercisable
F. William Conner	—	—	2,337,005/2,449,995	— /460,000
Hans Downer	—	—	201,766/ 108,542	221,200/105,800
Edward J. Pillman	—	—	321,944/ 258,056	13,542 / 81,859
Kevin Sullivan	—	—	16,770/ 128,230	— /104,200
David Wagner	—	—	114,077/ 136,147	54,349 /135,200

(1)	Value based upon the last sales price per share ($4.08) of the Company’s Common Stock on December 31, 2003, as reported on the NASDAQ National Market, less the exercise price.

Employment, Non-Competition, Retention and Separation Agreements

Mr. Conner

Pursuant to an employment agreement dated April 22, 2001 between Mr. F. William Conner and the Company (the “Conner Employment Agreement”), the Company agreed to employ Mr. Conner as its President and Chief Executive Officer, with an annualized base salary of $500,000 and an annual target performance bonus equal to 100% of Mr. Conner’s then current annualized base salary at the end of each calendar year during which he remains employed by the Company, provided, however, that with respect to calendar year 2001, the Company paid Mr. Conner the full targeted bonus amount for such year upon Mr. Conner’s commencement of employment with the Company. The target bonus amount of $500,000 was paid on May 4, 2001. Under the terms of the Conner Employment Agreement, the Company also agreed to pay Mr. Conner a sign-on bonus of $2,000,000 payable as follows: (1) $1,000,000 within the first week of employment, (2) $500,000 upon completing one year of employment and (3) $500,000 upon completing two years of employment. Accordingly, the Company paid Mr. Conner $1,000,000 (less applicable withholdings and deductions) on May 4, 2001 and $500,000 (less applicable withholdings and deductions) on April 5, 2002. The final installment was paid in 2003. In addition, Mr. Conner is entitled to four weeks of paid vacation per calendar year and reimbursement of (1) reasonable business expenses incurred in connection with the performance of his duties as the Company’s President and Chief Executive Officer and (2) up to $50,000 of reasonable and documented legal and accounting fees incurred in connection with entering into the Conner Employment Agreement. During the term of his employment, Mr. Conner is entitled to participate in any retirement, retirement savings, group insurance, hospitalization, medical, dental, health, accident, disability or similar plan or program of the Company to the extent that he is eligible thereunder. Mr. Conner was appointed Chairman of the Company’s Board of Directors on January 25, 2002. Subject to the terms and conditions of the Conner Employment Agreement, Mr. Conner’s employment is terminable at will.

In connection with Mr. Conner’s employment as the Company’s President and Chief Executive Officer, the Company granted to Mr. Conner options to purchase an aggregate of 4,000,000 shares of Common Stock at an exercise price of $6.87 per share, of which:

•	1,100,000 shares vested immediately upon the date of grant;

•	250,000 shares will vest upon each of the first and second anniversaries of Mr. Conner’s employment with the Company;

•	1,200,000 shares will vest at a rate of one-thirty-sixth of such number of shares upon each complete month of Mr. Conner’s continued employment with the Company after the first year;

•	550,000 shares will vest upon the earlier of (a) the fifth anniversary of the date of grant or (b) the Company’s achievement of certain performance goals specified in the Conner Employment Agreement; and

•	650,000 shares will vest upon the earlier of (x) the fifth anniversary of the date of grant or (y) the Company’s achievement of certain performance goals specified in the Conner Employment Agreement.

The Conner Employment Agreement also includes provisions respecting severance, non-solicitation, con-competition, and confidentiality obligations which have been replaced and superceded by a Severance and Change in Control Agreement (the “Conner SCIC Agreement”) entered into between Mr. Conner and the Company on February 2, 2004.

Pursuant to the Conner SCIC Agreement, if Mr. Conner terminates his employment for Good Reason (as defined in the Conner SCIC Agreement), or the Company terminates Mr. Conner’s employment without Cause (as defined in the Conner SCIC Agreement other than due to death or disability), prior to, or without contemplation of, a Change in Control event (as defined in the Conner SCIC Agreement), then Mr. Conner’s entitlements will include (i) a severance benefit in an amount equal to 2.0 times the sum of his Base Salary (as defined in the Conner SCIC Agreement) and his target annual incentive opportunity for the year in which employment termination occurs; and (ii) immediate acceleration of vesting of all options which would otherwise vest within 18 months of his termination and the right to exercise any vested stock options for 180 days or the remainder of the exercise period, if less. However, if Mr. Conner terminates his employment for Good Reason (which in this context includes any termination by Mr. Conner within 12 months following a Change in Control) or the Company terminates Mr. Conner’s employment without Cause (other than due to death or disability) in contemplation of, or after, a Change in Control, then Mr. Conner’s entitlement will include: (a) a severance benefit in an amount equal to 3.0 times the sum of his Base Salary and his target annual incentive opportunity for the year in which employment termination occurs, payable in lump sum following his termination; (b) a pro rata annual incentive award for the year in which termination occurs assuming he would have received his annual incentive for such year, payable in lump sum following his termination; (c) elimination of all restrictions on any restricted or deferred outstanding stock awards; (d) immediate vesting of all outstanding stock options and the right to exercise such stock options for 12 months or the remainder of the exercise period, if less; (e) settlement of all deferred compensation arrangements; and (f) continued participation in all medical, health and life insurance plans for a period of up to 36 months.

Under the terms of the Conner SCIC Agreement Mr. Conner also agreed:

•	to refrain, without the Company’s prior written consent, from disclosing to anyone (except in good faith in the ordinary course of business to a person who will be advised by Mr. Conner to keep such information confidential) or make use of any confidential information except in the performance of his duties or when required to do so by law;

•	subject to limited exceptions, for a period of 12 months following the termination of his employment, he will not induce employees of the Company or any subsidiary to terminate their employment, and he may not hire, directly or through any employee, agent or representative, any employee of the Company or any subsidiary or any person who was employed by the Company or any subsidiary within 180 days of such hiring; and

•

for a period of 18 months following the termination of his employment, he will not, without the prior consent of the Company, directly or indirectly, have a material interest in (other than an interest held on February 2, 2004 or derived directly, without further material investment by Mr. Conner, from any such interest), be employed by, or be connected with, as an employee, consultant, officer, director, partner, stockholder or joint venturer in any entity which is in direct and material competition with the business of the Company anywhere in North America or Europe; provided however, that these obligations do not apply if his employment is terminated by the Company without Cause (other than due to death or disability), or if Mr. Conner voluntarily terminates his employment for Good Reason (including any reason within 12 months following a Change in Control) within three years after a Change in Control has occurred (or any such termination in contemplation of such Change in Control).

The Conner SCIC Agreement also provides that if any payments or benefits under the SCIC Agreement or any other plan, arrangement or agreement with the Company or any of its affiliates are subject to the excise tax under Section 4999 of the Internal Revenue Code, the Company will provide Mr. Conner with an additional payment to compensate for the tax. The effect of this provision is that the Company, rather than Mr. Conner, bears the financial cost of the excise tax.

On February 2, 2004 the Company entered into a letter agreement with Mr. Conner (the “CIC Bonus Agreement”) pursuant to which the Company granted Mr. Conner the right to receive an additional bonus upon the occurrence of a Change in Control (a “CIC Bonus”), the size of which varies in value between $200,000 and $5,000,000 based on the fair market value of the Company’s Common Stock on the date that a Change in Control occurs; provided, however, that no bonus shall be payable at such Common Stock value of less than $3.20.

The CIC Bonus Agreement incorporates by reference the terms and conditions of the Company’s Change in Control Bonus Incentive Plan (the “Plan”) which was adopted by the Company’s Board of Directors in December 2003. The Plan defines “Change in Control”, “Cause” and “Good Reason” to have substantially the same meaning as specified in the Conner SCIC Agreement. Under the terms of the Plan, a participant must be an employee immediately prior to a Change in Control in order for the CIC Bonus to be payable. However, if Mr. Conner suffers a Termination in Contemplation of a Change in Control (as defined in the Plan), Mr. Conner shall be entitled to receive full payment. If Mr. Conner’s employment is terminated for Cause at any time prior to a Change in Control, Mr. Conner shall forfeit the CIC Bonus under the Plan and shall not receive any consideration for the cancellation of such CIC Bonus. The Company’s Board of Directors (or committee established by the Board of Directors) may modify, amend, suspend or terminate the Plan; provided, however, that no such modification, amendment, suspension, or termination may, without the consent of Mr. Conner, adversely affect his rights under the Plan or under the Conner CIC Bonus Agreement.

Mr. Pillman

Pursuant to a letter agreement dated May 17, 2001 between the Company and Mr. Edward J. Pillman, the Company agreed to employ Mr. Pillman as its Senior Vice President, Services and Operations with an annual base salary of $250,000 and a signing bonus of $105,000. This salary was subsequently increased to $275,000 effective October 21, 2002. In addition, on June 28, 2002, Mr. Pillman received a retention bonus of $105,000 upon completion of one year of employment with the Company. Beginning in the second half of 2001, he was also eligible to receive an annual incentive bonus equal to 50% of his base salary provided certain specified individual and Company targets are met. In connection with his employment, the Company granted to Mr. Pillman an option to purchase 400,000 shares of Common Stock at an exercise price of $5.06 per share. On September 18, 2003 the Company entered into a Transition Agreement and Release letter (the “Transition Agreement”) with Mr. Pillman pursuant to which the Company agreed not to terminate Mr. Pillman’s employment before June 30, 2004, except for cause. Mr. Pillman will receive $206,250 in July 2004 representing six months of his base and bonus compensation. After June 30, 2004 Mr. Pillman will remain an employee with benefits for a term ending December 31, 2004 (“Separation Date”), but he will no longer be entitled to any compensation for involuntary termination. The Company options granted to Mr. Pillman will continue to vest through to the Separation Date.

Mr. Sullivan

The Company agreed to first employ Mr. Kevin M. Sullivan by way of a letter agreement dated December 21, 2001 between the Company and Mr. Sullivan. Thereafter, pursuant to a letter agreement dated April 24, 2003 between the Company and Mr. Sullivan, the Company promoted Mr. Sullivan to the position of Senior Vice President, North American Sales with an annual base salary $210,000 effective April 7, 2003. Mr. Sullivan also is eligible to receive an annual incentive bonus equal to 71% of his base salary provided certain specified individual and Company targets are met. On September 5, 2003 Mr. Sullivan entered into an Executive Severance Agreement with the Company pursuant to which he became eligible, upon the termination of his employment without cause by the Company, for the continuation of his then-current base salary for a period of 9 months (the “Severance Period”), during which time he will remain eligible to participate in any Company benefit plans and any currently held options will continue to vest. However, he will not be eligible for any bonuses which would otherwise accrue during the Severance Period. Mr. Sullivan’s employment with the Company is at will.

Mr. Wagner

By way of a letter agreement dated May 5, 1997 between the Company and Mr. David Wagner, the Company agreed to employ Mr. Wagner as the Company’s controller. On March 27, 2001 Mr. Wagner and the Company entered into a Non-competition and Non-solicitation Agreement (the “Wagner Non-Competition Agreement”) providing that for a period of one year after termination of his employment with the Company Mr. Wagner would not:

•	engage in any business or enterprise that directly or indirectly competes with the Company or any of its subsidiaries in the United States, Canada or Europe; or

•	solicit business from or perform services for any customer, supplier, licensee or business relation of Entrust or any of its subsidiaries, induce or attempt to induce, any such entity to cease doing business with Entrust or any of its subsidiaries, or in any way interfere with the relationship between any such entity and Entrust or any of its subsidiaries, or in any other way interfere with the relationship between any such entity and Entrust or any of its subsidiaries.

Pursuant to a letter agreement dated April 24, 2003 between the Company and Mr. Wagner, the Company promoted Mr. Wagner to the position of Senior Vice President, Chief Financial Officer with a base salary of $215,000 and an annual incentive target bonus equal to 40% of his base salary provided certain specified individual and Company targets are met, and the Company agreed to grant Mr. Wagner an option to purchase shares of Common Stock of the Company. On August 1, 2003 Mr. Wagner acquired an option to purchase 80,000 shares of Common Stock of the Company at an exercise price of $3.20 per share.

In August 2003 Mr. Wagner’s annual incentive bonus was changed to 50% of his base salary, subject to review by the Company’s Compensation Committee. In October 2003 the Compensation Committee increased Mr. Wagner’s base salary to $235,000.

On February 2, 2004 the Company and Mr. Wagner entered into a Severance and Change in Control Agreement (the “Wagner SCIC Agreement”) pursuant to which, if Mr. Wagner terminates his employment for Good Reason (as defined in the Wagner SCIC Agreement), or the Company terminates Mr. Wagner’s employment without Cause (as defined in the Wagner SCIC Agreement other than due to death or disability), prior to, or without contemplation of, a Change in Control event (as defined in the Wagner SCIC Agreement), then Mr. Wagner’s entitlements will include a severance benefit in an amount equal to 1.5 times the sum of his Base Salary (as defined in the Wagner SCIC Agreement) and his target annual incentive opportunity for the year in which employment termination occurs. However, if Mr. Wagner terminates his employment for Good Reason (which in this context includes any termination by Mr. Wagner within 12 months following a Change in Control) or the Company terminates Mr. Wagner’s employment without Cause (other than due to death or disability) in contemplation of, or after, a Change in Control, then Mr. Wagner’s entitlement will include: (a) a severance benefit in an amount equal to 2.5 times the sum of his Base Salary and his target annual incentive opportunity for the year in which employment termination occurs, payable in lump sum following his termination; (b) a pro rata annual incentive award for the year in which termination occurs assuming he would have received his annual incentive for such year, payable in lump sum following his termination; (c) elimination of all restrictions on any restricted or deferred outstanding stock awards; (d) immediate vesting of all outstanding stock options and the right to exercise such stock options for 12 months or the remainder of the exercise period, if less; (e) settlement of all deferred compensation arrangements; and (f) continued participation in all medical, health and life insurance plans for a period of up to 24 months.

Under the terms of the Wagner SCIC Agreement Mr. Wagner also:

•	agreed to refrain, without the Company’s prior written consent, from disclosing to anyone (except in good faith in the ordinary course of business to a person who will be advised by Mr. Wagner to keep such information confidential) or make use of any confidential information except in the performance of his duties or when required to do so by law;

•	agreed for a period of 12 months following the termination of his employment, he will not induce employees of the Company or any subsidiary to terminate their employment, and he may not hire, directly or through any employee, agent or representative, any employee of the Company or any subsidiary or any person who was employed by the Company or any subsidiary within 180 days of such hiring; and

•	reaffirmed his obligations in the Wagner Non-Competition Agreement; provided however, that these obligations do not apply if his employment is terminated by the Company without Cause (other than due to death or disability), or if Mr. Wagner voluntarily terminates his employment for Good Reason (including any reason within 12 months following a Change in Control) within three years after a Change in Control has occurred (or any such termination in contemplation of such Change in Control).

The Wagner SCIC Agreement also provides that if any payments or benefits under the SCIC Agreement or any other plan, arrangement or agreement with the Company or any of its affiliates are subject to the excise tax under Section 4999 of the Internal Revenue Code, the Company will provide Mr. Wagner with an additional payment to compensate for the tax. The effect of this provision is that the Company, rather than Mr. Wagner, bears the financial cost of the excise tax.

On February 2, 2004 the Company entered into a letter agreement with Mr. Wagner (the “CIC Bonus Agreement”) pursuant to which the Company granted Mr. Wagner the right to receive an additional bonus upon the occurrence of a Change in Control (a “CIC Bonus”), the size of which varies in value between $250,000 and $900,000 based on the fair market value of the Company’s Common Stock on the date that a Change in Control occurs; provided, however, that no bonus shall be payable at such Common Stock value of less than $3.20.

The CIC Bonus Agreement incorporates by reference the terms and conditions of the Company’s Change in Control Bonus Incentive Plan – see “Employment, Non-competition, Retention and Separation Agreements—Mr. Conner”.

Mr. Downer

Mr. Hans Downer was first employed by the Company pursuant to a letter agreement dated December 1997. Effective April 7, 2003 the Company promoted Mr. Downer to the position of Senior Vice President, Global Professional Services and Canadian Sales by way of a letter agreement between Mr. Downer and Entrust Limited, a subsidiary of the Company, (the “Downer Agreement”) pursuant to which Mr. Downer’s base salary was established at $240,000. Mr. Downer is also eligible to receive an annual incentive bonus of up to 30% of his base salary provided certain specified individual and Company targets are met, subject to review by the Company’s Compensation Committee. In connection with his promotion the Company agreed to grant

Mr. Downer an option to purchase shares of Common Stock of the Company. On August 1, 2003 Mr. Downer acquired an option to purchase 65,000 shares of Common Stock of the Company at an exercise price of $3.20 per share. Mr. Downer agreed to relocate to Ottawa, Canada, and the Company agreed to provide Mr. Downer with relocation assistance as more particularly described in the Downer Agreement. Mr. Downer’s employment with the Company is at will. If his employment is terminated by the Company without cause Mr. Downer will be entitled to a payment equivalent to nine (9) months of his base salary and he will also be entitled to receive, subject to some exclusions, the non-monetary benefits that he would normally have received had he remained employed with Entrust.

Securities Authorized For Issuance Under Equity Compensation Plans

The following table provides information about the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2003:

EQUITY COMPENSATION PLAN INFORMATION

Plan category	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2)
Equity compensation plans approved by security holders	5,399,459	$6.87	9,583,586

Equity compensation plans not approved by security holders	10,059,581	6.02	3,747,519

Total	15,459,040	$6.32	13,331,105

(1)	This table excludes an aggregate of 209,265 shares issuable upon exercise of outstanding options and a warrant assumed by the Company in connection with the Company’s acquisition of enCommerce, Inc. in June 2000. The weighted-average exercise price of the excluded options and warrant is $4.32 per share.

(2)	In addition to being available for future issuance upon exercise of options that may be granted after December 31, 2003, 9,583,586 shares under the Amended and Restated 1996 Stock Incentive Plan, as amended (the “1996 Plan”) and 3,747,519 shares under the 1999 Non-Officer Employee Stock Incentive Plan, as amended (the “1999 Plan”), may instead be issued in the form of restricted stock awards and other stock-based awards, including shares based upon certain conditions, securities convertible into Common Stock and stock appreciation rights.

On August 1, 2003 the Company’s 1998 Employee Stock Purchase Plan was discontinued. Prior to such termination 173,891 shares were issued under such plan in 2003.

1999 Non-Officer Employee Stock Incentive Plan

In December 1999, the Board of Directors adopted the 1999 Plan pursuant to which non-statutory stock options, restricted stock and other stock-based awards for up to 2,500,000 shares of Common Stock were authorized to be issued to employees, consultants and advisors of the Company and its subsidiaries, other than executive officers. The Board of Directors amended the 1999 Plan in December 2000, April 2001 and October 2002 to increase the total number of shares authorized for issuance under the 1999 Plan to 7,600,000 shares, 9,600,000 shares and 11,600,000 shares, respectively.

The Board of Directors is authorized to administer the 1999 Plan and to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 1999 Plan and to interpret the provisions of the 1999 Plan. The Board of Directors may amend, suspend or terminate the 1999 Plan at any time. In accordance with the provisions of the 1999 Plan, the Board of Directors has delegated authority to administer certain aspects of the 1999 Plan to the Compensation Committee and, from time to time, Mr. Conner as a committee of one.

The Board of Directors, the Compensation Committee or Mr. Conner selects the recipients of awards under the 1999 Plan and determines (i) the number of shares of Common Stock covered by such awards, (ii) the dates upon which such awards become exercisable (which is typically 25% of the total underlying shares on the first anniversary of the grant date and as to one-thirty-sixth of the remaining shares on the monthly anniversary of the grant date over the following 36 months), (iii) the exercise price of options (which may be less than, equal to or greater than the fair market value of the Common Stock on the date of grant), and (iv) the duration of the options.

If any option or other award granted under the 1999 Plan expires or is terminated, surrendered, canceled or forfeited, the unused shares of Common Stock covered by such option or other award will again be available for grant under the 1999 Plan. No award may be granted under the 1999 Plan after December 10, 2009, but options and other awards previously granted may extend beyond that date.

The Board of Directors is required to make appropriate adjustments in connection with the 1999 Plan to reflect any stock split, stock dividend, recapitalization, spin-off or other similar event. Upon the occurrence of an acquisition event (as defined in the 1999 Plan), the 1999 Plan requires the Board of Directors to take one or more of the following actions with respect to any then outstanding options and other awards:

•	provide that each outstanding option or award will be assumed, or an equivalent option or award will be substituted by, the successor entity or an affiliate of the successor entity;

•	provide that all outstanding options become exercisable in full for a specified period of time before such acquisition event takes place, even if such options would not have been exercisable otherwise;

•	if the acquisition event involves a cash payment to holders of Common Stock in exchange for their shares of Common Stock, provide for the termination of all outstanding options and provide for a cash payment to each option holder equal to the amount by which (1) the cash payment per share of Common Stock paid to the holder of Common Stock multiplied by the number of shares of Common Stock subject to such outstanding option (whether or not exercisable), exceeds (2) the total exercise price of such options;

•	provide that all restricted stock awards then outstanding will become free of all restrictions prior to the acquisition event; and

•	provide that any other stock-based awards outstanding (1) will become exercisable, realizable or vested in full, or will be free of all conditions or restrictions, as applicable, prior to the acquisition event or (2) will be assumed, or equivalent awards will be substituted, by the successor entity or an affiliate of the successor entity.

Special Non-Statutory Stock Option Agreement

In April 2001, as an inducement essential to Mr. Conner’s entering into an employment agreement with the Company as its President and Chief Executive Officer, the Board of Directors approved the grant of an option to Mr. Conner for 2,000,000 shares of Common Stock at an exercise price of $6.87 per share. The Board of Directors is required to make appropriate adjustments in connection with the option to reflect any stock split, stock dividend, recapitalization, spin-off or other similar event. Unless earlier terminated, this option will expire on April 22, 2011. For details regarding the vesting schedule of all options granted to Mr. Conner in April 2001, including the foregoing option, see “Employment, Non-Competition, Retention and Separation Agreements—Mr. Conner.”

Certain Transactions

In connection with the incorporation and financing of the Company in December 1996 and January 1997, the Company entered into a strategic alliance agreement (the “Strategic Alliance Agreement”) pursuant to which it agreed to grant to Nortel Networks Limited (“NNL”), at NNL’s request, a royalty-bearing license to use and modify the Company’s source code in some of the Company’s products. NNL granted to the Company and the Company granted to NNL world-wide, royalty-free licenses to use, sell or license any of the products or services incorporating NNL patented inventions excluding those subject to existing exclusive licenses, but only for those NNL patents that were granted prior to NNL ceasing to control the Company.

During 2003, the Company reimbursed NNL and Nortel Networks Inc. (collectively “Nortel Networks”) $15,614 for expenses paid by Nortel Networks on behalf of the Company. In the year ended December 31, 2003, the Company recognized revenue in the amount of $137,485 from Nortel Networks for support and maintenance services relating to software previously licensed by the Company to Nortel Networks. On February 3, 2004, Nortel Networks sold all of the remaining 7.3 million shares of the Company’s Common Stock that it held.

On September 30, 2003, the Company loaned OHANA Wireless, Incorporated, a California corporation (“Ohana”), $650,000 in the form of a zero interest convertible loan. Ohana intends to close on a Series A Preferred Stock financing by July 31, 2004. Upon the closing of that financing, the loan will automatically convert to Series A Preferred Stock. If the closing does not occur on or before July 31, 2004, the convertible loan will be payable to the Company on July 31, 2004. Ohana was incorporated on July 10, 2003. It was formed to design, assemble and install high frequency wireless communication systems. The Company believes that its security solutions can be integrated with Ohana’s products and anticipates that an investment in Ohana will assist the Company in furthering the development of its distribution capability in Asia through technology and distribution partnerships. Ohana is an entity in the development stage with minimal equity. As a result, the Company concluded that Ohana is a variable interest entity. Ohana’s assets consist primarily of cash and intellectual property. The Company is not the primary beneficiary of Ohana and, accordingly, the convertible loan is recorded in current assets in the consolidated balance sheet. The Company’s maximum exposure to Ohana is (i) the $650,000 zero interest convertible loan and (ii) an obligation to enter into good faith negotiations to invest up to $850,000 in Ohana if, as a result of negotiations with China Aerospace International Holdings, Inc., the Company enters into a resale or distribution arrangement in China. Anthony E. Hwang, a director of Entrust, was also the interim Chief Executive Officer of Ohana until March 1, 2004 and remains chairman of Ohana’s Board of Directors. He indirectly controls approximately 15% of the outstanding voting share capital of Ohana.

From January 1, 2003 through January 30, 2004, the law firm of Powell, Goldstein, Frazer & Murphy LLP, of which Mr. Derrick was a Partner, billed the Company an aggregate of $46,317 for lobbying and legal services provided to the Company.

For a description of certain employment and other arrangements between the Company and its Named Executive Officers, see “Compensation of Executive Officers – Employment, Non-Competition, Retention and Separation Agreements” (above).

Report of the Compensation Committee on Executive Compensation

The Compensation Committee of the Board of Directors sets the compensation of the Chief Executive Officer, reviews the design, administration and effectiveness of compensation programs for other key executives, and approves stock option grants for all executive officers. The Compensation Committee, serving under a charter adopted by the Board of Directors, currently consists of Messrs. T. Jones, J. Jones and Schloss.

Executive Compensation Philosophy

The Board and the Compensation Committee believe that the goals with respect to executive compensation are to align compensation with business objectives and performance and to enable the Company to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company, and to establish an appropriate relationship between executive compensation and the creation of long-term stockholder value. To meet these goals, the Compensation Committee has adopted a mix among the compensation elements of salary, cash bonus and stock options. While the ultimate goal of the Company is long-term success, execution of the Company’s short-term objectives and strategies, particularly in relationship to quarterly performance, is a critical element of achieving long-term success. Accordingly, the compensation philosophy of the Company is designed to reward achievement of both short-term and long-term success through a quarterly and annual cash incentive bonus and long-term equity incentives.

The Board and the Compensation Committee also believe that the compensation of the Chief Executive Officer and the Company’s other executive officers should be based to a substantial extent on the Company’s performance and adjusted, as appropriate, based on such executive officer’s performance against personal performance objectives. Generally, when establishing salaries, bonus levels and stock option awards for executive officers, the Compensation Committee considers: (a) the Company’s financial performance during the past year and recent quarters, (b) the individual’s performance during the past year and recent quarters and (c) the salaries of executive officers in similar positions of companies of comparable size and capitalization and other companies within the Internet software industry.

Compensation Components

The three major components of the Company’s executive officer compensation are (a) base salary, (b) variable incentive awards and (c) long-term, equity-based incentive awards.

Base Salary.    Mr. Conner, the Company’s President and Chief Executive Officer since April 2001, is party to an employment agreement that set his annual base salary initially at $500,000. The other executive officers of the Company are generally parties to letter agreements that initially set the base salaries of these officers. At the beginning of each year, the Compensation Committee generally meets to set the base salary levels of the Company’s executive officers for the coming year. In April of 2003, the Compensation Committee increased the base salary of Mr. Downer from $220,000 to $240,000 in connection with his promotion to the position of Senior Vice President, and his added responsibility of Canadian Sales to his existing role of Global Professional Services. In April 2003, the Compensation Committee also increased the base salary of Mr. Wagner from $180,000 to $215,000 in connection with his promotion to the position of Chief Financial Officer. In addition, the Compensation Committee increased Mr. Wagner’s base salary in October 2003, from $215,000 to $235,000 to adjust him closer to market pay. When reviewing base salaries, the Compensation Committee considered individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices. The Compensation Committee recognizes the importance of maintaining compensation practices and levels of compensation competitive with other Internet software companies and anticipates reviewing compensation packages at least annually.

Variable Incentive Awards.    In November 1998, management recommended and the Compensation Committee approved a cash bonus program which was implemented in January 1999 and is designed to motivate executives and employees to work effectively to achieve the Company’s financial performance objectives and to reward them when objectives are met. The Compensation Committee adopted a semi-annual, rather than an annual, executive bonus program because a semi-annual bonus payment (a) is an important benefit for retention purposes, (b) is consistent with bonus payments made to similarly situated individuals in comparable companies and (c) more accurately and timely compensates the executive staff for growth in the Company’s quarterly revenue and earnings per share and achievement of personal objectives. In October 1999, the Compensation Committee approved an amendment to the cash bonus program effective January 2000. Pursuant to this amendment, employees of the Company have the choice of irrevocably electing to receive, upon prior notice furnished to the Company, their semi-annual bonus in cash only, in stock options only or an equal percentage in cash and stock options.

Under the cash bonus program, the executive staff receives semi-annual bonuses based on recommendations made by the Chief Executive Officer within the framework of the bonus plans approved by the Compensation

Committee for each executive. The bonus paid to Mr. Conner for fiscal year 2002 was guaranteed in his employment agreement. The Chief Executive Officer is responsible for establishing and communicating to the other executives the personal objectives related to each executive’s individual bonus plan. The Company paid Mr. Conner a signing bonus of $500,000 pursuant to his employment agreement. The Company paid a bonus of $25,000 to Mr. Pillman under its bonus program for services performed during fiscal 2002.

In July 2003, the Compensation Committee adopted an interim corporate wide bonus program to reward leadership and all employees for excellent performance if organization-wide targets of GAAP break-even are met in consecutive quarters, including both Q4’03 and Q1’04. If Bonus Payouts are made, they will be targeted for May 2004. Payouts for Executives will be based on their current target bonuses defined in each of their executive compensation packages (see “Employment, Non-Competition, Retention, and Separation Agreements”) against an Individual Performance Factor of .50 to 1.25.

Equity Incentive Compensation.    The 1996 Plan has been established to provide all employees of the Company, including executive officers, with an opportunity to share, along with stockholders of the Company, in the long-term performance of the Company. The Compensation Committee strongly believes that a primary goal of the compensation program is to provide key employees who have significant responsibility for the management, growth and future success of the Company with the opportunity to participate in the financial gain from Company stock price increases. Executives are eligible to receive stock options generally not more than once a year, giving them the right to purchase shares of Common Stock in the future at a price equal to the fair market value at the date of grant. Initial grants to all executives, including the Chief Executive Officer, are generally exercisable as to one-fourth of the underlying shares on the first anniversary of the grant date, and as to one-thirty-sixth of the remaining underlying shares on the monthly anniversary of the date of grant for the subsequent 36 months. However, in July 2002 and August 2002, grants were made to certain executives, including the Chief Executive Officer, which are exercisable as to one-half of the total underlying shares on each of the second and fourth anniversaries of the grant date. Annual grants to executives other than the Chief Executive Officer are approved by the Compensation Committee based upon recommendations made by the Chief Executive Officer based upon (1) the individual executive’s performance and (2) market data relating to option grants to individuals occupying similar positions at comparably situated companies.

In January 2004, the Compensation Committee granted to Mr. Conner options to purchase 300,000 shares of Common Stock. In addition, the Compensation Committee granted to the following executive officers options to purchase a number of shares of Common Stock: Mr. Downer—25,000; Mr. Sullivan—15,000; and Mr. Wagner—25,000.

Section 162(m).    Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction to public companies for compensation over $1 million paid to its Chief Executive Officer or any of its four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements, such as stockholder approval of a compensation plan, are met. The Company generally intends to structure the stock options granted to its executive officers in a manner that complies with the statute to mitigate any disallowance of deductions under Section 162(m) of the Code. However, the Compensation Committee reserves the right to use its judgment to authorize compensation payments which may be in excess of the limit where the Compensation Committee believes such payment is appropriate, after taking into consideration changing business conditions or the officer’s performance, and is in the best interest of the stockholders.

While the Compensation Committee does not currently intend to qualify its annual cash incentive awards as a performance-based plan, it will continue to monitor the impact of Section 162(m) on the Company.

Compensation Committee

Jerry C. Jones

Terrell B. Jones, Chair

Douglas Schloss

Compensation Committee Interlocks and Insider Participation

The current members of the Company’s Compensation Committee are Messrs. T. Jones, J. Jones and Schloss. During 2003, no executive officer of the Company served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of the Compensation Committee of the Company.

Report of the Audit Committee of the Board of Directors

The SEC and the principal self regulatory organizations, including NASDAQ, impose requirements upon audit committees and require certain disclosures regarding audit committees and their interaction with a company’s auditor and management. The rules require that a company’s annual proxy statement contain a report of the audit committee addressing several issues identified in the rules. In addition, NASDAQ requires that audit committees adopt written charters, which must be included as an attachment to a company’s annual proxy statement at least once every three years. The Company adopted an amended and restated audit committee charter in March 2003.

NASDAQ currently requires audit committees to consist of at least three members, each of whom is independent and is able to read and understand financial statements or will become able to do so within a reasonable period of time after appointment to the committee. Also, at least one member must have the experience or background which results in financial sophistication.

Management is responsible for the Company’s internal controls, the financial reporting process and the preparation of the Company’s financial statements. The Company’s independent auditors are responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and to issue a report on those financial statements. The Audit Committee is responsible for monitoring and overseeing these processes. As appropriate, the Audit Committee reviews and evaluates, and discusses with the Company’s management, internal accounting, financial and auditing personnel and the independent auditors, the following:

•	the plan for, and the independent auditors’ report on, each audit of the Company’s financial statements;

•	the Company’s financial disclosure documents, including all financial statements and reports filed with the SEC or sent to stockholders;

•	changes in the Company’s accounting practices, principles, controls or methodologies;

•	significant developments or changes in accounting rules applicable to the Company; and

•	the adequacy of the Company’s internal controls and accounting and financial auditing personnel.

The Audit Committee reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2003 and discussed these financial statements with the Company’s management. The Audit Committee also reviewed and discussed the audited financial statements and the matters required by Statement on Auditing Standards 61 (Communication with Audit Committees) with the independent auditors. SAS 61 requires the Company’s independent auditors to discuss with the Company’s Audit Committee, among other things, the following:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

The Company’s independent auditors also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditors’ professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. In addition, the Audit Committee discussed with the independent auditors their independence from the Company. The Audit Committee also considered whether the independent auditors’ provision of certain other, non-audit related services to the Company was compatible with maintaining such auditors’ independence.

Based on its discussions with management and the independent auditors, and its review of the representations and information provided by management and the independent auditors, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

Audit Committee

Douglas Schloss, Chair

Michael P. Ressner

Edward O. Vetter

Comparative Stock Performance

The graph below compares the cumulative total stockholder return on the Common Stock of the Company for the period from December 31, 1998 through December 31, 2003 with the cumulative total return on (1) the NASDAQ Computer & Data Processing Index and (2) the Russell 2000 Index. The comparison assumes the investment of $100 on December 31, 1998 in the Company’s Common Stock and in each of the indices and, in each case, assumes reinvestment of all dividends.

	Cumulative Total Return
	12/98	3/99	6/99	9/99	12/99	3/00	6/00	9/00	12/00	3/01	6/01	9/01	12/01	3/02	6/02	9/02	12/02	3/03	6/03	9/03	12/03
Entrust, Inc.	100.00	141.36	139.27	93.98	251.05	356.35	346.60	115.71	54.45	34.82	29.70	11.94	42.68	21.28	11.39	13.15	14.07	10.47	11.85	20.57	17.09
Russell 2000	100.00	94.58	109.28	102.37	121.26	129.85	124.94	126.32	117.59	109.94	125.76	99.53	120.52	125.32	114.85	90.27	95.83	91.53	112.97	123.22	141.11
Nasdaq Computer & Data Processing	100.00	118.52	124.69	130.14	216.79	219.92	186.58	174.45	113.10	81.48	107.43	65.30	88.84	81.36	64.77	50.38	61.04	58.15	66.28	71.64	80.89

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has selected E&Y as the Company’s independent public accountants for the year ending December 31, 2004. Although stockholder approval of the Audit Committee’s selection of E&Y is not required under the Company’s by-laws or otherwise, the Board of Directors is submitting the selection of E&Y to our stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and the Stockholders.

Representatives of E&Y are expected to be present at the Meeting to respond to appropriate questions and to make a statement if they so desire.

Change in Independent Public Accountants

E&Y served as the Company’s independent public accountants for the fiscal year ended December 31, 2003 and is serving is such capacity for the current fiscal year. Deloitte & Touche LLP (“D&T”) served as the Company’s independent public accountants for the fiscal year ended December 31, 2002.

The Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent public accountants. Beginning in 2003, the Audit Committee, or a designated member thereof, pre-approves each audit and non-audit service rendered by E&Y to the Company.

On March 18, 2003, our Audit Committee voted to dismiss D&T as the Company’s independent certifying public accountant. The decision to change accountants was approved by our Audit Committee in connection with the Audit Committee’s solicitation of bids for the Company’s audit engagement.

D&T’s reports on the Company’s consolidated financial statements for the years ended December 31, 2001 and 2002 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles, except as follows: as to 2002, D&T’s report included an explanatory paragraph regarding the Company’s accounting change required by SFAS No. 142, “Goodwill and Other Intangible Assets.”

During the years ended December 31, 2001 and 2002 and the subsequent interim period prior to D&T’s dismissal, (1) there was no disagreement between the Company and D&T on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to D&T’s satisfaction, would have caused the auditors to make reference to the subject matter of the disagreement in connection with any report issued by them, and (2) there were no “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Company requested that D&T furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. A copy of such letter, dated March 24, 2003, along with a copy of a letter from D&T to the Company dated March 18, 2003 confirming the termination of the client-auditor relationship between the Company and D&T, were filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed March 25, 2003.

The Company engaged E&Y on March 25, 2003 as the principal accountant to audit the Company’s consolidated financial statements for the year ending December 31, 2003. E&Y replaces D&T, whose services were terminated on March 18, 2003. During the years ended December 31, 2001 and 2002 and the subsequent interim period prior to the engagement of E&Y, the Company did not consult with E&Y regarding (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on the Company’s financial statements; or (iii) any matter that was the subject of a disagreement or reportable event as defined in Items 304(a)(1)(iv) and (v), respectively, of Regulation S-K with the Company’s former accountant.

Fees Paid to Independent Public Accountants

The following table shows information about professional fees paid by the Company for audit and non-audit services to E&Y during 2003 and D&T during 2002, respectively.

	2003 ($)	2002 ($)
Audit fees (a)	262,372	348,602
Audit-related fees (b)	86,933	51,270
Tax fees (c)	43,510	129,701
All other fees (d)	—	50,079

Total	392,815	579,652

(a)    Audit Fees

E&Y billed the Company an aggregate of $262,372 in fees for professional services rendered in connection with the audit of the Company’s financial statements for the most recent fiscal year, the reviews of quarterly financial information and the Company’s Quarterly Reports on Form 10-Q during 2003, the review of the Company’s Annual Report on Form 10-K and Proxy Statement, and consultations on accounting issues related to items included in the 2003 consolidated financial statements. The aggregate fees billed to the Company by D&T for these professional services in 2002 was $348,602.

(b)    Audit-Related Fees

E&Y billed the Company an aggregate of $86,933 in fees for professional services rendered in connection with the audit of the Company’s employee benefit plans in 2003, statutory audits required for certain of the Company’s subsidiaries in 2003, attestation services related to the operating expenses of the Company’s California facility and special procedures related to regulatory SEC filings in 2003, including such items as comfort letters, consents and comment letters. The aggregate fees billed to the Company by D&T for these professional services in 2002 was $51,270.

(c)    Tax Fees

E&Y billed the Company an aggregate of $43,510 in fees for professional services rendered in connection with preparing tax returns, tax advice and tax planning for expatriate employees of the Company in 2003. In 2002, D&T billed the Company an aggregate of $129,701 in fees for professional services rendered in connection with tax compliance, advice and planning related to the preparation of the Company’s U.S. Federal, state and local tax returns, as well as tax returns for certain of the Company’s international subsidiaries.

(d)    All Other Fees

The Company did not engage E&Y for any other services in 2003. In 2002, D&T had billed an aggregate of $50,079 for professional fees in connection with security advisory services rendered to the Company.

Directors’ Recommendation:

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of E&Y as the Company’s independent public accountants for the year ending December 31, 2004.

STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

Any proposal that a stockholder intends to present at the 2005 Annual Meeting of Stockholders must be submitted to the Secretary of the Company at its principal executive offices, One Hanover Park, Suite 800, 16633 Dallas Parkway, Addison, Texas 75001, no later than November 26, 2004 in order to be considered for inclusion in the Company’s proxy statement and proxy card relating to that meeting.

If a stockholder of the Company wishes to present a proposal before the 2005 Annual Meeting, but does not wish to have the proposal considered for inclusion in the Company’s proxy statement and proxy card, such stockholder must also give written notice to the Secretary of the Company at the address noted above. The Secretary must receive such notice not less than 60 days nor more than 90 days prior to the 2005 Annual Meeting; provided that, in the event that less than 70 days’ notice or prior public disclosure of the date of the 2005 Annual Meeting is given or made, notice by the stockholder must be received not later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first. If a stockholder fails to provide timely notice of a proposal to be presented at the 2005 Annual Meeting, the proxies designated by the Board of Directors of the Company will have discretionary authority to vote on any such proposal.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and holders of more than 10% of the Company’s Common Stock (“Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Based solely on its review of copies of reports filed by the Reporting Persons furnished to the Company, the Company believes that during 2003 the Reporting Persons complied with all Section 16(a) filing requirements, except that (i) Mr. Downer was two days late in filing his initial Form 3 in May 2003; (ii) Mr. Downer was 11 business days late in filing a Form 4 in respect of the disposition of 9,229 shares of the Company’s Common Stock; and (iii) Mr. Simzer’s initial Form 3 specified an incorrect expiry date for certain options, which error was corrected through an amended Form 3 filed in March 2004.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement or annual report may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of either document to you if you write or call the Company at the following address or phone number: Entrust, Inc. One Hanover Park, Suite 800, 16633 Dallas Parkway, Addison, Texas 75001, telephone (972) 713-5800, Attention: Investor Relations. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address and phone number.

OTHER MATTERS

The Board of Directors knows of no other business which will be presented for consideration at the Meeting other than that described above. However, if any other business should come before the Meeting, it is the intention of the persons named in the enclosed Proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

The Company will bear the costs of soliciting proxies. In addition to solicitations by mail, the Company’s directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, facsimile and personal interviews. The Company will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. The Company will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution. In addition, the Company has engaged W.F. Doring & Co. to assist in the solicitation of proxies, and has agreed to pay W.F. Doring & Co. a fee of approximately $3,500, plus reasonable expenses.

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION IS APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXY CARDS.

By Order of the Board of Directors,

James D. Kendry, Secretary

March 26, 2004

APPENDIX A

Proxy – Entrust, Inc.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 7, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY AND SHOULD BE RETURNED AS SOON AS POSSIBLE

The undersigned, having received notice of the Annual Meeting of Stockholders and the Board of Directors’ proxy statement therefor, and revoking all prior proxies, hereby appoint(s) F. William Conner, David J. Wagner and James D. Kendry, and each of them, attorneys or attorney of the undersigned (with full power of substitution in them and each of them) for and in the name(s) of the undersigned to attend the Annual Meeting of Stockholders of ENTRUST, INC. (the “Company”) to be held on Friday, May 7, 2004 at 10:00 a.m., local time, at the Hotel Inter-Continental Dallas, 15201 Dallas Parkway, Addison, Texas 75001 (the “Meeting”), and any adjournments thereof, and there to vote and act upon the following matters proposed by the Company in respect of all shares of stock of the Company which the undersigned may be entitled to vote or act upon, with all the powers the undersigned would possess if personally present.

In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the Meeting or any adjournments thereof. The shares represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to any election to office or proposal, this proxy will be voted as recommended by the Board of Directors. Attendance of the undersigned at the Meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE. YOUR VOTE IS IMPORTANT!

(continued and to be signed on reverse side.)

Entrust®

Securing Digital Identities & Information

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A.    Election of Directors

1.	The Board of Directors recommends a vote “FOR” the election of the following two nominees as Class III Directors to serve for the ensuing three years:

	For	Withhold
01 – Michael P. Ressner	☐	☐
02 – Edward O. Vetter	☐	☐

B.    Proposals

The Board of Directors recommends a vote “FOR” the following resolution:

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent public accountants for the year ending December 31, 2004.	☐ For	☐ Against	☐ Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE “FOR” EACH DIRECTOR NOMINEE IN PROPOSAL 1 AND “FOR” PROPOSAL 2. A VOTE “FOR” EACH DIRECTOR NOMINEE IN PROPOSAL 1 AND A VOTE “FOR” PROPOSAL 2 ARE RECOMMENDED BY THE BOARD OF DIRECTORS.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF.

C.	Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.

Note:  Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by authorized officer, giving full title. If a partnership, please sign in partnership name by authorized person, giving full title. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature 1 – Please keep signature within the box	Signature 2 – Please keep signature within the box	Date (mm/dd/yyyy)

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